Exhibit 99.1

Live Ventures to Release First Quarter Earnings and Hold Earnings Call on February 10, 2022

LAS VEGAS, Feb. 4, 2022 (GLOBE NEWSWIRE) -- Live Ventures Incorporated (NASDAQ: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, announced today that it will release the financial results for the first quarter ended December 31, 2021. Live Ventures will also host a call to discuss and answer questions related to those first-quarter financial results. The format of the call will include a brief introduction, followed by a question-and-answer session.

The call will take place on February 10, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) and the dial-in numbers are as follows:

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(800) 459-5081 (U.S.)
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+1 (785) 424-1249 (International/caller-paid)
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Conference ID: LIVE VENTURES

Please dial in at least 15 minutes in advance, but no sooner than 30 minutes, to ensure you are connected. To listen to discussion after the call is over, please go to the “Investor Relations” page of the Live Ventures website (https://ir.liveventures.com/) for a recording.

About Live Ventures

Live Ventures is a rapidly growing, diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Venture’s acquisition strategy is not sector specific and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with acquisition management to build increased shareholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968 and refocused in 2011 under our CEO and strategic investor, Jon Isaac. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

About Our Main Operating Subsidiaries

Marquis Industries

Based in Chatsworth, GA, and acquired by Live Ventures in 2015, Marquis Industries (“Marquis”) is a leading manufacturer of residential and commercial carpets sold primarily in North America and focused on residential, niche commercial, and hospitality end-markets. In addition to a diverse offering of carpeting products, Marquis Industries also designs, sources, and sells hard-surface flooring products.

Vintage Stock

Based in Joplin, MO and acquired by Live Ventures in 2016, Vintage Stock Inc. (“Vintage Stock”) is an award-winning entertainment retailer that sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more through a unique buy-sell-trade model. Vintage Stock sells through its 60+ retail stores and its website, allowing the company to ship product worldwide directly to the customer’s doorstep.

Precision Marshall

Based in Washington, PA and acquired by Live Ventures in 2020, Precision Industries, Inc. (“Precision Marshall”) is a leading manufacturer of premium steel tools and specialty alloys. Precision Marshall manufactures pre-finished decarb-free tool and die steel. For over 70 years, Precision Marshall has been known by steel distributors for its quick and accurate service and has led the industry with exemplary availability and value-added processing.

Salomon Whitney

Based in Melville, NY, and acquired by Live Ventures in 2021, Salomon Whitney LLC (“SW”) is a licensed broker-dealer and investment bank that offers clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisition and broker retailing of U.S. government and municipal securities.

Contact:

Live Ventures Incorporated
Tim Matula, Investor Relations
(425) 836-9035
tmatula@liveventures.com
http://liveventures.com
Source: Live Ventures Incorporated